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                     September 5, 2023

       Craig W. Safian
       Chief Financial Officer
       Gartner, Inc.
       P.O. Box 10212
       56 Top Gallant Road
       Stamford, Connecticut 06902-7700

                                                        Re: Gartner, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 16,
2023
                                                            File No. 001-14443

       Dear Craig W. Safian:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services